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                                                                    EXHIBIT 4(b)

                            [LINCOLN NATIONAL LIFE
                           INSURANCE CO. LETTERHEAD]


                                  ENDORSEMENT


                       (ENDORSEMENTS MAY BE MADE ONLY BY
                               LINCOLN NATIONAL
                            LIFE INSURANCE COMPANY
                    (Herein Referred To As "LINCOLN LIFE")
                              AT ITS HOME OFFICE)


The provisions of this Endorsement shall be effective on [January 1, 1998].

This Endorsement is deemed attached to and made a part of Your Contract.

Lincoln Life and the Contractholder hereby mutually agree to the terms of this Endorsement.

Whenever the terms of this Endorsement and Your Contract conflict, the terms of this Endorsement will apply when the conflict relates to federal tax law under
Section 403(b) of the Internal Revenue Code of 1986, as amended, and applicable regulations ("IRC").

                   TAX DEFERRED ANNUITY - 403(b) ENDORSEMENT

Federal law requires that annuity contracts which are used to fund Tax Deferred Annuities under Section 403(b) of the Internal Revenue Code (Code) conform with applicable law and regulations. Lincoln Life amends this Contract to incorporate language necessary to meet appropriate federal requirements. All references to the Code refer to the Internal Revenue Code of 1986, as amended from time to time.

ELECTIVE DEFERRALS

Elective deferrals made under the terms of a salary reduction agreement must not exceed the annual limits on elective deferrals as provided in IRC Section 402(g). Contributions in excess of such amounts may be distributed upon request of the Contractholder and Participant by Lincoln Life as permitted by law.



                                        By: /s/ JON A. BOSCIA
                                           -------------------------
                                           Jon A. Boscia, President


Form No.: GAC 403B.END